      [LOGO]           RITE AID CORPORATION
                       P.O. BOX 3165
                       HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders

The 1994 ANNUAL MEETING of the stockholders of Rite Aid Corporation will be held at the Harrisburg Hilton and Towers, One N. Second Street, Harrisburg, Pennsylvania, on July 7, 1994 at 11:00 o'clock a.m. for the following purposes:

1. To elect three directors to hold office until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2. To amend the Company's 1990 Omnibus Stock Incentive Plan.

3. To approve the 1994 Company's Performance-Based Bonus Plan.

4. To consider a stockholder proposal to redeem preferred stock purchase rights issued in 1989 unless issuance is approved by the stockholders.

5. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 11, 1994 as the record date for the meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

                                          By order of the Board of Directors,
                                          Charles J. Slane,
                                          Vice President and Secretary

                                          Camp Hill, Pennsylvania
                                          June 3, 1994

               Please Complete and Return Your Signed Proxy Card

       Please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

                      RITE AID CORPORATION PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                              GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Rite Aid Corporation, a Delaware corporation (the 'Company'), for use at the Company's 1994 Annual Meeting of Stockholders (the 'Meeting') to be held at the Harrisburg Hilton and Towers, One N. Second Street, Harrisburg, Pennsylvania, on July 7, 1994 at 11:00 o'clock a.m. or any adjournment or postponement thereof for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to stockholders on or about June 3, 1994. Only stockholders of record at the close of business on May 11, 1994 shall be entitled to notice of and to vote at the Meeting.

If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted FOR the nominees of the Board of Directors in the election of directors, FOR amendments to the Company's 1990 Omnibus Stock Incentive Plan, FOR approval of the Company's 1994 Performance-Based Bonus Plan and AGAINST the stockholder proposal to redeem the preferred stock purchase rights issued by the Company in 1989. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

On May 11, 1994, the Company had outstanding and entitled to vote 85,620,688 shares of Common Stock. There must be present at the Meeting in person or by proxy holders of 42,810,345 shares to constitute a quorum for the Meeting. Proxies marked 'Abstain' are included in determining a quorum, but broker proxies which have not voted on a particular proposal are not included in determining a quorum with respect to that proposal. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by him on the record date. There is no cumulative voting in the election of directors.

Directors will be elected by a plurality of votes cast. Abstentions and broker non-votes are not treated as votes cast in the election of directors, and thus are not the equivalent of votes against. The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy and entitled to vote is required to approve other matters. An abstention will be counted as present at the meeting and is the equivalent of a vote against (i.e., to take affirmative action, the number of affirmative votes must exceed the combined number of 'no' votes and abstentions). Broker non-votes on any matter other than the election of directors will not be counted as shares present at the meeting, nor will they affect the vote with respect to that matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 11, 1994, certain information concerning the beneficial shareholdings of each director, each nominee for director, each executive officer and by all directors and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted. No person was known by the Company to own benificially more than five percent (5%) of the Company's outstanding Common Stock.

                                                                      Number of Shares
                                                                      of Common Stock       Percent of
                        Beneficial Owners                            Beneficially Owned        Class
- - - - ------------------------------------------------------------------  --------------------  ---------------
Alex Grass .......................................................          2,049,159(1)           2.4%
    4025 Crooked Hill Road
    Harrisburg, Pennsylvania
Franklin Brown....................................................            187,413(2)             *
Martin Grass......................................................          1,209,509(3)           1.4%
Philip Neivert....................................................          1,075,364(4)           1.3%
Leonard Stern.....................................................              2,000                *
Henry Taub........................................................              2,000                *
Preston Robert Tisch..............................................              2,000                *
Gerald Tsai, Jr...................................................              1,000                *
Timothy Noonan....................................................             81,376(5)             *
Alex Schamroth....................................................              4,000(6)             *
All executive officers and directors
    as a group including those named
    above (19 persons)............................................          4,089,778(7)           4.8%

- - - - ------------------
* Percentage of shares owned does not exceed 1% of class.
(1) Includes options, exercisable within 60 days, to purchase 20,000 shares of Common Stock under the Company's employee stock option plans. Includes 677,650 shares of Common Stock held in trust for the benefit of Mr. Grass' children and of which Mr. Grass is a trustee, and includes 68,952 shares of Common Stock owned by the Grass Family Foundation of which Mr. Grass is a director. Also includes 385,284 shares of Common Stock held in trust for the benefit of Lois Grass and of which Mr. Grass is an alternate trustee, and 400,000 shares owned by Grass Family Partnership, Ltd. of which partnership Mr. Grass is a limited partner. Mr. Grass disclaims any beneficial interest in the following shares referred to in this note, which shares are not included in the 2,049,159 shares beneficially owned by Mr.
    Grass: 366,530 shares of Common Stock owned by trusts for the benefit of Mr. Grass' children of which he is not trustee; 685,292 shares owned by Mr. Grass' children; and 119,476 shares owned by Mr. Grass' wife.

(2) Includes options, exercisable within 60 days, to purchase 12,250 shares of Common Stock under the Company's employee stock option plans. Also includes 175,163 shares owned by Mr. Brown's wife as to which Brown disclaims any beneficial interest. All options and stock-based awards held by Mr. Brown have been assigned to his wife and children and he disclaims any beneficial interest in those shares.

(3) Includes options, exercisable within 60 days, to purchase 50,000 shares of Common Stock under the Company's employee stock option plans. Includes 84,574 shares held in trusts for his benefit and of which Mr. Grass is a co-trustee. Includes 400,000 shares owned by Grass Family Partnership, Ltd. of which partnership Mr. Grass is a general partner. Also includes 385,284 shares held in trust for the benefit of Lois Grass of which trust Mr. Grass is a co-trustee. In addition, Mr. Grass is the beneficiary of a trust which holds 129,774 shares of Common Stock of Rite Aid; these shares are not included in the total.

(4) Includes 720,000 shares held in trust as to which Mr. Neivert is both a co-trustee and a co-beneficiary. Mr. Neivert's wife owns 402,849 shares. Mr. Neivert disclaims any beneficial interest in those shares owned by his wife.

(5) Includes options, exercisable within 60 days, to purchase 28,000 shares of Common Stock under the Company's employee stock option plans.

(6) Represents options, exercisable within 60 days, to purchase 4,000 shares of Common Stock under the Company's employee stock option plans.

(7) Includes options, exercisable within 60 days, to purchase 289,950 shares of Common Stock under the Company's employee stock option plans.

                             ELECTION OF DIRECTORS

The Company's By-laws provide that the Board of Directors may be comprised of up to a maximum of fifteen members. Traditionally, the Board has operated with fewer directors. The Board is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The three directors to be elected at this Meeting will hold office until the 1997 Annual Meeting of Stockholders. The remaining directors will be elected at the 1995 and 1996 Annual Meetings of Stockholders. Although there are fewer nominees for election than the number allowed pursuant to the By-Laws of the Company, proxies cannot be voted for a greater number of persons than the three nominees named above. All of the present nominees for director to be elected at this Meeting, Franklin Brown, Martin Grass and Preston Robert Tisch, currently serve as directors of the Company. As stated above, the enclosed proxy will be voted FOR the election as directors of Messrs. Brown, Grass and Tisch unless a contrary instruction is given.

Management believes that all of its nominees are willing and able to serve the Company as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board of Directors does not have a nominating committee.

The following is a brief description of the nominees for election as directors and of the other directors of the Company.

                             Nominees for Director
                              Term to Expire 1997

FRANKLIN BROWN is Executive Vice President and Chief Legal Counsel of the Company. Prior to his appointment as Executive Vice President in April 1993, Mr. Brown served the Company for 13 years as Senior Vice President and General Counsel. Mr. Brown has been a member of the Board of Directors of the Company since 1981. Age 66.

MARTIN GRASS is President and Chief Operating Officer of the Company. Prior to his appointment as Chief Operating Officer in April 1989, he had been Executive Vice President for three years and prior thereto, Senior Vice President. He has served the Company in various capacities since 1978. Mr. Grass has been a member of the Board of Directors of the Company since 1982. Mr. Grass is Vice Chairman of the Board and Treasurer of Super Rite Corporation. He is the son of Alex Grass. Age 40.

PRESTON ROBERT TISCH has been President and Co-Chief Executive Officer of Loews Corporation since March 1988. In addition, since March 1991 he has been Chairman of the Board of the N.Y. Football GIANTS, Inc. From August 1986 to March 1988, he was Postmaster General of the United States. Prior thereto, he had been President and Chief Operating Officer of Loews Corporation. Mr. Tisch has been a member of the Board of Directors of the Company since 1988. Mr. Tisch is also a director of Loews Corporation, CNA Financial Corporation, Bulova Watch Co., and Hasbro, Inc. Age 68.

                         Directors Continuing in Office
                              Term to Expire 1995

ALEX GRASS is Founder, Chairman of the Board and Chief Executive Officer of the Company. Mr. Grass has been a member of the Board of Directors of the Company since 1968. He is also a director of Hasbro, Inc. and is Chairman of the Board of Directors of Super Rite Corporation. Mr. Grass is the father of Martin Grass. Age 66.

PHILIP NEIVERT is a private investor whose operations are based in Rochester, New York. Mr. Neivert has been a member of the Board of Directors of the Company since 1969. Age 68.

GERALD TSAI, JR. is Chairman, President and Chief Executive Officer of Delta Life Corporation, a position he has held since February 1993. He had been Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (formerly American Can Company) from December 1988 until April 1991. For the years 1987 and 1988, Mr. Tsai had been Chairman and Chief Executive Officer of Primerica. Prior thereto he had been Vice Chairman and Chief Executive Officer. Mr. Tsai is also a director of NAC Re Corporation, Sequa Corporation and Zenith National Insurance Corp., and a trustee of Meditrust. Mr. Tsai has been a member of the Board of Directors of the Company since 1987. Age 65.

                         Directors Continuing in Office
                              Term to Expire 1996

LEONARD STERN is Chairman of the Board of The Hartz Group, Inc. and affiliated companies, a position he has held since 1979. Mr. Stern has been a member of the Board of Directors of the Company since 1986. Age 56.

HENRY TAUB became Honorary Chairman of the Board of Automatic Data Processing, Inc. in 1986. He had been Chairman of the Board of A.D.P., Inc. since 1983. Mr. Taub has been a member of the Board of Directors of the Company since 1984. He is also a director of Hasbro, Inc. Age 66.

Committees of the Board of Directors

The Board's Audit Committee, which held one meeting during the last fiscal year, reviewed the scope and results of the audit by the Company's independent auditors. The Committee examined the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations included meetings with independent auditors, staff accountants and representatives of management. The results of the Committee's examinations and the choice of the Company's independent auditors are reported to the full Board. The Audit Committee includes no officers or employees of the Company. Members of the Audit Committee during the last fiscal year were Philip Neivert and Henry Taub and, for a portion of the year, another director who has resigned.

The Board's Compensation Committee met twice during the last fiscal year for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during the last fiscal year were Philip Neivert, Leonard Stern and Gerald Tsai, Jr. See 'Report of the Compensation Committee on Executive Compensation.'

Directors' Attendance at Meetings

The Board of Directors meets regularly four times each year. The Board also is available for interim meetings. Each incumbent director of the Company attended at least 75% of the meetings of the Board of Directors and meetings held by all committees on which such director served.

Directors' Fees

Each director who is not also an officer and full-time employee of the Company received an annual director fee in the amount of $16,000. Directors who are officers and full-time employees of the Company receive no separate compensation for service as a director or committee member. Members of the Audit Committee and the Compensation Committee are each paid $750 for attendance at each formal meeting. The Chairman of the Audit Committee is paid $1,000 for attendance at each formal meeting. Additionally, Board members are reimbursed for travel and lodging expenses associated with attending Board and Committee meetings.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows, for the fiscal years ending February 26, 1994, February 27, 1993 and February 29, 1992, the annual and long-term compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer and to the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                             EXECUTIVE COMPENSATION

                                                Annual Compensation
                                        -----------------------------------         Long-Term Compensation
                                                                  Other      -------------------------------------        All
                                                                 Annual      Restricted                Long-Term         Other
        Name and             Fiscal      Salary      Bonus    Compensation      Stock     Options/   Compensation    Compensation
   Principal Position         Year         ($)      ($) (1)      ($) (2)     Awards ($)   SARs (#)    Payouts ($)       ($) (3)
- - - - -------------------------     -----     ---------  ---------  -------------  -----------  ---------  -------------  ---------------
Alex Grass...............        1994   1,163,077     --           --            --          --           --               2,000
 Chairman and Chief              1993   1,125,000     --           --            --         400,000       --               2,000
 Executive Officer               1992     975,000    180,000       --            --          --           --               2,000

Martin Grass.............        1994     900,000     --           --            --          --           --               2,000
 President and Chief             1993     900,000     --           --            --         500,000       --               2,000
 Operating Officer               1992     700,000     90,000       --            --          --           --               2,000

Franklin Brown...........        1994     400,925     --           --            --          --           --               2,000
 Executive                       1993     380,769     --           --            --         137,500       --               2,000
 Vice President                  1992     353,072     36,000       --            --          --           --               2,000

Timothy Noonan...........        1994     288,554     --           --            --          --           --               2,000
 Executive                       1993     280,000     --           --            --         137,500       --               2,000
 Vice President                  1992     278,840     45,000       --            --          --           --               2,000

Alex Schamroth...........        1994     290,720     --           --            --          --           --               2,000
 Executive                       1993     280,000     --           --            --         137,500       --               2,000
 Vice President                  1992     278,840     45,000       --            --          --           --               2,000

- - - - ------------------
(1) Represents annual performance bonuses determined by the Board of Directors. See 'Report of the Compensation Committee on Executive Compensation.' Bonuses are paid in the fiscal year following the fiscal year in which they are earned.

(2) Did not exceed, for each named officer, the lesser of $50,000 or ten percent of such officer's total annual salary and bonus for such year.

(3) Represents amounts paid by the Company on behalf of the named persons in connection with the Company's Profit Sharing Plan.

Stock Option Holdings

The following table sets forth certain information concerning unexercised stock options and stock options in tandem with stock appreciation rights ('SARs') held by the persons named in the Summary Compensation Table above at the end of fiscal year 1994. No options or SARs were either granted to or exercised by such persons during fiscal year 1994.

                      OPTION EXERCISES IN FISCAL YEAR 1994
                       AND FISCAL YEAR END OPTION VALUES

                                                                                            Value of
                                                                          Number of       Unexercised
                                                                         Unexercised      In-the-Money
                                                                         Options/SARs   Options/SARs at
                                                                          at Fiscal          Fiscal
                                              Shares                     Year-End (#)   Year-End ($) (2)
                                            Acquired on                 --------------  ----------------
                                             Exercise        Value       Exercisable/     Exercisable/
                 Name (1)                       (#)      Realized ($)   Unexercisable    Unexercisable
- - - - ------------------------------------------  -----------  -------------  --------------  ----------------
Alex Grass................................      --            --        20,000/540,000  30,000/2,860,000
Martin Grass..............................      --            --        20,000/540,000  75,000/2,150,000
Franklin Brown............................      --            --         7,500/187,500  11,250/1,018,750
Timothy Noonan............................      --            --        15,000/177,500    22,500/828,250
Alex Schamroth............................      --            --         4,000/177,500     6,000/828,250

- - - - ------------------
(1) See Summary Compensation Table for titles of the persons named above.

(2) Calculated by subtracting the exercise price from the fair market value of the underlying shares at February 26, 1994.

Option Repricing Schedule

In connection with the consummation by the Company of its 'dutch auction' self tender offer, in which the Company repurchased from its stockholders an aggregate of 2,077,271 shares of its Common Stock at a purchase price of $18.50 per share, the Company on February 7, 1994 repriced outstanding stock options to purchase an aggregate of 2,157,250 shares of its Common Stock. These options were the only options of the Company repriced during the ten year period ending February 26, 1994. On the date of repricing, the closing sale price of the Company's Common Stock as reported on the New York Stock Exchange was $18.50. The following table sets forth information relating to the repricing of options held by the Company's executive officers:

                                                                                                            Length of
                                                                                                             Original
                                                                                                              Option
                                                                                                               Term
                                                                 Market Price     Exercise                  Remaining
                                                     Number of    of Stock at     Price at                  at Date of
                                                      Options       Time of        Time of         New      Repricing
                                                    Repriced or  Repricing or   Repricing or    Exercise        or
               Name (1)                    Date     Amended (#)  Amendment ($)  Amendment ($)     Price     Amendment
- - - - ---------------------------------------  ---------  -----------  -------------  -------------  -----------  ----------
Alex Grass.............................     2/7/94     400,000         18.50          20.50     $   18.50    9 years
Martin Grass...........................     2/7/94     500,000         18.50          20.50     $   18.50    9 years
Franklin Brown.........................     2/7/94     137,500         18.50          20.50     $   18.50    9 years
Timothy Noonan.........................     2/7/94     137,500         18.50          20.50     $   18.50    9 years
Alex Schamroth.........................     2/7/94     137,500         18.50          20.50     $   18.50    9 years

- - - - ------------------
(1) See Summary Compensation Table for titles of the persons named above.

Supplemental Executive Retirement Program

Each of Messrs. Alex Grass, Martin Grass, Brown, Noonan and Schamroth has entered into contracts with the Company which provide upon retirement or death for compensation for fifteen years in the amount of 40% of such person's last twelve months of salary reduced by Social Security and Individual Retirement Account benefits received.

                           RELATED PARTY TRANSACTIONS

The Company rents 74,200 square feet of storage space at a warehouse owned by Realm R.R. Avenue Partnership, of which both Alex Grass and Martin Grass are general partners. Annual rental paid to the Partnership by Rite Aid during fiscal year 1994, which included a pro rata portion of common area charges, real estate taxes and insurance, amounted to $233,991. The current lease term expires in August 1997.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the 'Committee'), composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board with respect to executive compensation policies. The Compensation Committee is empowered by the Board to award appropriate bonuses and to recommend to the Board those executive officers to whom stock options and stock appreciation rights ('SARs') should be granted and the number of shares of common stock to which such options and SARs should be subject.

The Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

The objectives of the Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of corporate performance.

The executive compensation program is generally comprised of base salary, discretionary performance bonuses and long term incentives in the form of stock options, SARs and restricted stock awards. The compensation program also includes various benefits, including a supplemental executive retirement program described elsewhere herein, health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's employees participate.

Base salary levels for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business and size, including three companies in the NACDS Index reproduced below as well as other publicly owned retail companies similar in size to the Company. In each instance, base salary takes into account individual experience and performance specific to the Company. The Committee generally attempts to provide compensation approximating the median of comparable companies. Because earnings targets for fiscal 1993 were not met, base salaries for fiscal 1994 for all executive officers, including the Chief Executive Officer, did not reflect any increases based on performance but were limited to increases approximating 3% to reflect the effects of inflation.

The Committee is aware that a recent amendment to the Internal Revenue Code of 1986 treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. The Committee is aware that Mr. Alex Grass' base salary exceeds the cap on deductibility and therefore a portion of his compensation will not be deductible. The Committee notes that Mr. Grass' base salary exceeded $1 million before the cap on deductible expenses was established. It believes that, in view of his role as founder and Chief Executive Officer of the Company as well as his role as a leader in our industry, the established level of his compensation is appropriate, and it would not be appropriate for the Company to change his compensation as a result of tax law changes on deductibility.

The Compensation Committee is empowered to recommend for full Board approval the payment of cash performance bonuses to employees, including executive officers, of the Company. The Committee established the 1994 Performance-Based Bonus Plan for this purpose, subject to approval by the stockholders. Performance bonuses are paid based upon the degree of achievement of a specified earnings goal relating to the Company's pre-tax income. The Board of Directors determines annually both the targeted earnings goal and the maximum performance bonus to be paid to each employee. The amount of the target bonus is determined by each employee's level of responsibility and material contributions to the success of the Company. For fiscal year 1993, the earnings goals set by the Board were not achieved and, consequently, no bonuses were paid nor were any options, SAR's or other stock based awards granted to the executive officers.

The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants of stock options to the Company's employees, including executive officers. Stock options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Committee believes that the grant of stock options provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted by the Board of Directors, including vesting, exerciseability and option term, are determined by the Committee, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

In connection with the consummation by the Company of its 'dutch auction' self tender offer, in which the Company repurchased from its stockholders an aggregate of 2,077,271 shares of its Common Stock at a purchase price of $18.50 per share, the Company on February 7, 1994 repriced outstanding stock options held by 40 optionees to purchase an aggregate of 2,157,250 shares of its Common Stock. Prior to the repricing, all outstanding options had been exercisable at prices well above the trading price of the Company's Common Stock and therefore such options were not serving their intended purpose as an incentive. The Committee believed that the morale of the management level employees would be improved by repricing the options at the price established by the dutch auction, which was itself above the trading price for the Company's Common Stock during the six months preceding the repricing.

For information regarding these and other options held by the Company's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption 'Compensation of Executive Officers.'

                                          Compensation Committee
                                          Philip Neivert
                                          Leonard Stern
                                          Gerald Tsai, Jr.

                            STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and NACDS Peer Group Index over the same period (assuming the investment of $100 in the Company's Common Stock and such indices on March 4, 1989 and reinvestment of dividends).

The NACDS Peer Group Index is compiled by the National Association of Chain Drug Stores and includes: Arbor Drugs, Inc.; Big G, Inc.; Drug Emporium, Inc.; F&M Distributors; Fays Incorporated; Genovese Drug Stores; Hook Superx, Inc.; Perry Drug Stores; Revco D.S., Inc.; Rite Aid Corporation; and Walgreen Co.

                        [INSERT STOCK PERFORMANCE GRAPH]

                                  1989        1990        1991        1992        1993        1994
               NACDS           $   100.00  $   108.53  $   146.36  $   166.07  $   172.28  $    183.90
               S&P 500         $   100.00  $   118.90  $   136.34  $   158.14  $   174.98  $    189.57
               RITE AID        $   100.00  $    94.96  $   125.65  $   130.32  $   126.53  $    126.76

- - - - ------------------
* The Company's fiscal year ends on the Saturday closest to February 29 or March 1.

                   AMENDMENTS TO 1990 OMNIBUS INCENTIVE PLAN

The Board of Directors and the stockholders adopted the Rite Aid Corporation 1990 Omnibus Stock Incentive Plan (the 'Omnibus Plan') in 1990. The
Compensation Committee has established and the Board of Directors has adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Omnibus Plan, which will increase the aggregate maximum number of shares for which Awards may be granted under the Omnibus Plan from 3,000,000 (which number reflects an adjustment for a two-for-one stock split after the Omnibus Plan was adopted) to 6,000,000. Prior to the amendment, there were only 397,750 shares remaining available for further Awards under the Omnibus Plan which were neither issued nor reserved for issuance on the exercise of outstanding options.

In addition, in order to comply with an exemption to certain recently enacted provisions of the Internal Revenue Code of 1986, as amended (the 'Code') that might otherwise limit the deductibility of compensation attributable to stock options or stock appreciation rights granted to certain executives of the Company, the Omnibus Plan has also been amended to limit the maximum number of shares for which options or stock appreciation rights may be granted under the Plan to any employee during any calendar year to 300,000. The amendment also permits certain Awards to be transferred to immediate family members or pursuant to a qualified domestic relations order as defined in the Code.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE OMNIBUS PLAN, AS DESCRIBED ABOVE.

The following summary of the Omnibus Plan, as amended, does not purport to be complete and is subject to, and qualified in its entirety by reference to the text of the amended Omnibus Plan.

The Board of Directors believes that in order to attract and retain personnel of the highest caliber, provide increased incentive for officers and key employees and continue to promote the well-being of the Company, it is in the interest of the Company and its shareholders to provide to officers and key employees, through the granting of stock incentive awards, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board of Directors believes that because the Omnibus Plan permits the Company to grant stock appreciation rights and other stock-based awards, as described below, in addition to restricted stock and stock options (all such options, awards and rights collectively referred to as 'Incentive Awards'), it gives the Company more flexibility in achieving the goals of the earlier stock option programs.

Summary of the Plan

The Omnibus Plan authorizes the granting of Incentive Awards for up to 6,000,000 shares of Common Stock subject to adjustment as described below. The shares available for Incentive Awards will be made available from either authorized and unissued shares, treasury shares or shares to be purchased or acquired by the Company. Unless sooner terminated, the Omnibus Plan will expire at the close of business on July 9, 2000. Officers and key employees of the Company and its subsidiaries, will be eligible to receive Incentive Awards. Directors who are not employees of the Company or of a subsidiary thereof are not eligible to participate in the Omnibus Plan.

The Omnibus Plan will be administered by the Compensation Committee, which will determine the employees to whom awards will be granted, the number of awards to be granted to each employee, the combination of awards to be granted and the specific terms of each grant, subject to the provisions of the Omnibus Plan. No member of the Compensation Committee shall be eligible to receive Incentive Awards under the Omnibus Plan.

Incentive and Non-Qualified Options

The Omnibus Plan provides both for 'incentive stock options' ('Incentive Options') specifically tailored to the provisions of the Code and for options not qualifying as Incentive Options ('Non-Qualified Options'), both of which may be granted with or without stock appreciation rights, restricted stock awards and or other stock-based awards.

Pursuant to the Omnibus Plan, the Compensation Committee shall determine the exercise price for each share issued in connection with an Incentive Option (within the meaning of Section 422 of the Code) or a Non-Qualified Option (collectively referred to as 'Options'), but the exercise price per option shall in all cases not be less than 100% of the fair market value of the Common Stock on the date the Option is granted. The exercise price must be paid in full, either in cash at the time of exercise, or, subject to any limitations as the Compensation Committee may impose, in securities of the Company.

The Compensation Committee shall determine when Options may be exercised, which in no event shall be more than ten years from the date of grant, and the manner in which each Option will become exercisable. Other than as set forth herein, the rules relating to the terms of Options apply to both Incentive Options and Non-Qualified Options.

Stock Appreciation Rights

A stock appreciation right ('SAR') is defined in the Omnibus Plan as the right to receive an amount, in cash and/or securities, up to the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR was granted. An SAR may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option, or the SAR may be granted independently of an Option.

An SAR which relates to an Option is exercisable only to the extent that the Option to which it is attached is exercisable. If an SAR is exercised, the number of shares of stock remaining subject to the related Option is reduced accordingly; such shares are not available for subsequent Option grants under the Omnibus Plan. Conversely, upon exercise of a related Option the number of shares of stock subject to the SAR shall be reduced to the extent necessary so that the number of remaining shares of stock subject to the SAR does not exceed the number of remaining shares of stock subject to the related Option. If the SAR is granted independently of any Option, it is exercisable as determined by the Compensation Committee.

The Compensation Committee may place a limitation on the amount payable upon exercise of an SAR. If any such limitation is placed on an SAR, it must be determined as of the date of grant and the limitation must be noted on the instrument evidencing the participant's SAR.

Payment of the amount due to the participant upon exercise of an SAR may be made solely in whole shares of stock of the Company valued at the fair market value on the date of exercise of the SAR or, alternatively, in the sole discretion of the Compensation Committee, solely in cash or a combination of cash and shares of stock.

The Omnibus Plan provides that so long as required by federal securities laws, no SAR's granted to an employee subject to Section 16 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), may be exercised before six months after the date of grant unless the employee dies or becomes disabled before the expiration of the six-month period. To the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, an exercise of an SAR for cash may be made only during the period beginning on the third business day following the date of release for publication of the Company's regular quarterly or annual summary statement of revenues and income and ending on the twelfth business day following such date.

The Compensation Committee may impose additional conditions or limitations on the exercise of SAR's as it may deem necessary or desirable to secure for holders of SAR's the benefits of Rule 16b-3 of the Exchange Act or otherwise, or any successor provision in effect at the time of grant or exercise of an SAR.

Annual Limitations on Options and Stock Appreciation Rights

The Omnibus Plan provides that no employee may be granted Options or SARs which, in the aggregate, relate to more than 300,000 shares of Common Stock in any calendar year.

Restricted Stock Awards

The Compensation Committee may award shares of restricted stock ('Restricted Stock Awards') to any person who is a full-time key employee of the Company.

All Restricted Stock Awards granted under the Omnibus Plan will be subject to certain restrictions as to the continued employment of the grantee and the transfer of the shares, as more fully described below. Shares awarded and later reacquired by the Company, pursuant to the forfeiture provisions of the Omnibus Plan, shall again become available for awards under the Omnibus Plan.

At the time of an award, there shall be established for each grantee, upon the determination of the Compensation Committee, a 'Restriction Period', for all shares awards to the grantee, or if the total of such shares is divided into separate parts, for each part of the total shares awarded. Prior to the termination of the Restriction Period, a grantee may elect subject to the approval of the Compensation Committee, to extend such Restriction Period for a period of not less than two years. All Restricted Stock awarded under the Omnibus Plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to the Company during the applicable Restriction Period. Except for the foregoing restrictions, the grantee shall, even during the Restriction Period, have all of the rights of a shareholder, including the right to receive all dividends declared on, and the right to vote, such shares.

If a grantee of an award ceases to be an employee of the Company prior to the expiration of the Restriction Period applicable to all or any part of the shares awarded to such grantee, then, except in the case of termination due to death, retirement, permanent disability (as determined by the Compensation Committee), or, at the discretion of the Compensation Committee, any other termination other than for cause, all shares of stock theretofore awarded to the grantee which are still subject to such restrictions shall, upon such termination of employment, be forfeited and returned to the Company. If the grantee of an award ceases to be an employee of the Company prior to the expiration of the Restriction Period applicable to all or any part of the shares awarded to such grantee, by reason of death, retirement, permanent disability (as determined by the Compensation Committee), or, at the discretion of the Compensation Committee, for any reason other than for cause, the Restriction Period shall thereupon terminate and the restrictions referred to above shall lapse.

In order to enforce the foregoing restrictions, the Omnibus Plan requires that all shares awarded to the grantee remain in the physical custody of the Company or its designee, as escrow holder, until the restrictions on such shares have terminated.

Stock-Based Awards

The Compensation Committee may grant shares of stock, share units or cash payments valued with reference to the fair market value of a share of the Company's stock, including, but not limited to, performance shares, performance share units and tax-offset payments (collectively, 'Stock-Based Awards'). Subject to the terms of the Omnibus Plan, the Compensation Committee has complete discretion to determine the terms and conditions applicable to Stock-Based Awards. Such terms and conditions may require, among other things, continued employment and/or the attainment of specified performance objectives. The Compensation Committee will determine whether Stock-Based Awards will be settled in cash, shares of stock or a combination of cash and shares of stock.

Other Terms and Conditions

Agreements; Transferability. Options, SAR's, Restricted Stock and Stock-Based Awards granted under the Omnibus Plan will be evidenced by agreements consistent with the Omnibus Plan in such form as the Compensation Committee may prescribe. Neither the Omnibus Plan nor agreements thereunder confer any right to continued employment upon any holder of an Option, SAR, Restricted Stock or Stock-Based Award. Further, all agreements will provide that the right to exercise Options, SAR's or receive Restricted Stock after the expiration of the 'Restricted Period' or to receive payment under Stock-Based Awards, cannot be transferred except (1) to members of the Award holders immediate family (as defined in the amended plan), (2) pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, or (3) by will or the laws of descent and distribution.

Death or Termination of Employment. In the event of the termination of employment of a participant, Options or other rights are exercisable (to the extent otherwise exercisable) by the participant within 90 days after such termination of employment or such other period determined by the Compensation Committee. In the event of the death of a participant while employed, and unless determined otherwise by the Compensation Committee, Options or other rights granted to the participant may be exercised (to the extent otherwise exercisable) within one year of the date of death by the person to whom such participant's rights are transferred by will or the laws of descent and distribution, but not beyond the original expiration date of the Option or other right. At the discretion of the Compensation Committee, any Option or other right theretofore not exercised may be cancelled upon termination of employment. The effect of death or termination of employment on a holder of Restricted Stock is discussed above under 'Restricted Stock Awards'.

Modification, Amendment and Termination. Adjustments in the number and kind of shares issuable pursuant to awards under the Omnibus Plan and in any awards outstanding, may be made in order to preserve the benefits or potential benefits intended to be made available to participants, in the event of merger, consolidation, reorganization, the sale of all or substantially all the property of the Company, recapitalization, reclassification, stock split, stock dividend or similar events involving the Company. The Compensation Committee's determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive.

The Board of Directors may at any time terminate the Omnibus Plan or amend it except with respect to certain matters which require approval of the Company's shareholders. No Option, SAR, Restricted Stock or Stock-Based Award may be granted during any suspension of the Omnibus Plan or after its termination.

Privileges of Stock Ownership. The holder of an Option, SAR, Restricted Stock or Stock-Based Award will have no rights as a shareholder with respect to any shares of stock covered by his or her Option, SAR, Restricted Stock or Stock-Based Award until the date of issuance of a stock certificate evidencing the shares purchased or awarded. Restricted Stock shall be 'issued', and the privileges of stock ownership shall exist, even if such stock certificate is being held in custody by or on behalf of the Company during the Restriction Period.

Tax Withholding. The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold in connection with any award. The Company may require the participant to satisfy any relevant tax requirements before authorizing any issuance of shares of stock to a participant.

Restrictions and Resale. The Omnibus Plan provides that no shares of stock will be issued or transferred pursuant to an award under the Omnibus Plan unless and until all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which shares of stock may be listed, have been fully met. As condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award under the Omnibus Plan, the

Company may require the participant to take any reasonable action to meet such requirements.

Federal Tax Consequences of the Omnibus Plan

The following is a brief summary of the principal United States federal income tax consequences under current federal income tax laws related to awards under the Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

Non-Qualified Options. In general, (a) an optionee will not be subject to tax at the time a Non-Qualified Option is granted; (b) unless the optionee is a person subject to Section 16(b) of the Exchange Act whose Option exercise does not qualify for exemption under Securities Exchange Act Rule 16b-3 and who has not made the election described in the next paragraph, he or she will include in ordinary income in the taxable year in which he or she exercises a Non-Qualified Option an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise;
(c) the Company will be entitled to deduct such amount for federal income tax purposes in its taxable year in which or with which ends the taxable year of the optionee in which such optionee includes such amount in income; and (d) upon disposition of shares acquired upon exercise, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on whether the shares have been held for the required holding period.

Notwithstanding the foregoing, a person subject to Section 16(b) of the Exchange Act whose Option exercise does not qualify for exemption under Securities Exchange Act Rule 16b-3 and who does not make the Section 83(b) election described below and who exercises a Non-Qualified Option will generally not be taxed upon exercise but will include in income six months thereafter an amount equal to the excess of the fair market value at that later time over his or her exercise price, and his or her holding period for capital gains purposes will commence at such time. An optionee subject to Section 16(b) of the Exchange Act may elect under Section 83(b) of the Internal Revenue Code, within 30 days after exercise, to be taxed upon exercise as described in the preceding paragraph.

If the optionee pays the exercise price, in full or in part, with previously acquired shares, the exchange will not effect the tax treatment of the exercise. Upon such exchange, no gain or loss is recognized upon delivery of the previously acquired shares to the Company, and the shares received by the optionee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term and short-term capital gain purposes as the previously acquired shares. Shares received by the optionee in excess of the number of previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income equal to such fair market value is realized and a holding period which commences as of such date.

Incentive Options. In general, an optionee will not be subject to tax at the time an Incentive Option is granted or exercised. However, the excess of the fair market value of the shares received upon exercise of the Incentive Option over the exercise price is potentially subject to the alternative minimum tax. Upon disposition of the shares acquired upon exercise of an Incentive Option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the exercise price, provided that the optionee has not disposed of the shares within two years of the date of grant or within one year from the date of exercise. If the optionee disposes of the shares without satisfying both holding period requirements (a 'Disqualifying Disposition'), the optionee will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Option is exercised or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon how long the shares have been held. The Company is not entitled to a tax deduction upon either the exercise of an Incentive Option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition.

If the Optionee pays the exercise price, in full or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized upon the delivery of the previously acquired shares to the Company, and the shares received by the optionee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain or loss, depending upon how long the shares have been held. Shares received by the optionee in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the shares are issued to the optionee upon exercise of the Incentive Option. If such an exercise is effected using shares previously acquired through the exercise of an Incentive Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred. The Company is not entitled to a tax deduction upon either the exercise of an Incentive Option or upon disposition of the shares acquired pursuant to each exercise, except to the extent that the optionee recognized ordinary income in a Disqualifying Disposition.

Stock Appreciation Rights. No amount will be includable in a participant's income in connection with the grant of an SAR, whether or not granted in connection with an Option. However, when the participant exercises the SAR, the participant generally must include in ordinary income the amount of cash and the fair market value at that time of any shares received. (In the case of a person subject to Section 16(b) of the Exchange Act, the value of any shares received may instead be taxed six months after exercise based on the value at that time). The amount of ordinary income recognized by the participant is deductible by the Company. The participant's basis in any shares acquired is equal to the amount of ordinary income recognized with respect to such shares, and, upon subsequent dispositon, any further gain or loss is taxable either as short-term or long-term capital gain or loss, depending on how long the shares are held. The holding period for such shares commences as the date the ordinary income is recognized.

If a SAR is granted, the exercise of which is not related to an Option, income will be realized by the holder of the SAR as of the earlier of the time when cash or shares are paid or made available to the holder pursuant to the exercise of the SAR or as of the date on which the SAR is exercisable and the maximum appreciation specified, if any, in the SAR agreement has been attained. The Company would realize a deduction for federal income tax purposes in an amount equal to the income realized by the holder of the SAR.

Restricted Stock Awards. It is intended that shares of stock granted under the terms of the Omnibus Plan which continue to be subject to the restrictions under the Omnibus Plan will be property which is substantially non-vested within the meaning of Section 83 of the Internal Revenue Code and the regulations thereunder. Accordingly, no income will be recognized by a grantee upon receipt of an award of shares subject to such restrictions, unless the grantee elects to recognize such income in the manner discussed below. However, at the time such restrictions cease to apply or otherwise lapse, the grantee will recognize ordinary income in the nature of compensation equal to the fair market value of the shares at that time. In addition, any dividends received with respect to such shares prior to the time the restrictions cease to apply or otherwise lapse will be ordinary income to the grantee in the nature of compensation.

Absent the election discussed below, a grantee's tax basis and holding period for purposes of determining the nature and amount of gain or loss on the subsequent disposition of his shares will be determined with respect to the date the restrictions on such shares cease to apply or otherwise lapse such that his basis will equal the fair market value of the shares on that date and the holding period will begin to run on the day after that date. Any dividends received after that date will be taxed as ordinary dividends.

Pursuant to Section 83(b) of the Internal Revenue Code and the regulations thereunder, a grantee may elect, within thirty days after the award date, to recognize income in the nature of compensation with respect to the shares awarded. If such an election is made, the grantee will recognize ordinary income equal to the fair market value of the shares (determined without regard to any restrictions which continue to exist under the Plan) on the award date. Any dividends received with respect to such shares after the grantee has made such an election will be taxed as ordinary dividends.

If a grantee makes such an election, he or she will not recognize any income at the time the restrictions applicable to such shares cease to apply or otherwise lapse. The grantee's basis and holding period for purposes of determining the nature and amount of gain or loss on the subsequent disposition of such shares will be determined with respect to the award date such that his or her basis will equal the fair market value of such shares (determined without regard to any restrictions which continue to exist under the Omnibus Plan) on that date and the holding period will begin to run on the day after that date. In the event of forfeiture of such shares under the Omnibus Plan, the grantee will not be entitled to any loss deduction with respect to the forfeited shares regardless of any income which was previously recognized by him or her.

When a grantee subsequently disposes of his or her shares, any amount received in excess of his or her basis will be treated as long or short-term capital gain, depending on the holding period of shares. If the amount received on the subsequent disposition is less than the grantee's basis, the loss will be treated as long or short-term capital loss, depending on the holding period of the shares, provided the sale is not made to a related person.

It is anticipated that the Company will be entitled to a deduction for federal income tax purposes equal to the amount of compensation income recognized by a grantee. Such deduction will be allowed for the Company's taxable year in which or with which ends the taxable year of the grantee in which such compensation income was recognized.

Stock-Based Awards. In general, a participant will include in his or her income the fair market value of a Stock-Based Award (less any amount paid by the participant for such award) when the participant's rights in such award first become transferable or are no longer subject to a substantial risk of forfeiture. In certain instances, the participant may be able to elect to recognize income at the time the award is granted. The amount of ordinary income recognized by the participant is deductible by the Company. The participant's basis in any shares acquired under an award will be equal to the amount of ordinary income recognized (plus the amount, if any, paid by a participant for such award) with respect to such shares, and, upon disposition, any further gain or loss is taxable either as short-term or long-term capital gain or loss, depending on how long the shares are held. The holding period for such shares commences when such shares first become transferable or are no longer subject to a substantial risk of forfeiture (unless the participant elected to recognize income at the time of grant, in which case the holding period commences on the date of the award).

          APPROVAL OF THE COMPANY'S 1994 PERFORMANCE-BASED BONUS PLAN

The Compensation Committee of the Board of Directors established the Company's 1994 Performance-Based Bonus Plan (the 'Bonus Plan') subject to approval of the Bonus Plan by the stockholders. It is expected that the Bonus Plan will be the principal vehicle for awarding cash bonuses to the Company's officers. Set forth below are the terms of the Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE BONUS PLAN, AS DESCRIBED ABOVE.

Purpose

The purpose of the Bonus Plan is to provide an incentive for officers of the Company and to reward them in relation to the degree to which specified earnings goals are achieved, as measured by year-to-year growth in pre-tax income from continuing operations ('Pre-Tax Continuing Income').

Eligibility

Only officers of the Company are eligible to participate under the Bonus Plan. As of the date hereof, 16 persons are eligible to participate.

Target and Maximum Bonuses

The maximum bonus for any fiscal year will be $400,000 with respect to any of the five most highly compensated executive officers, and for all other participants, the maximum bonus for any fiscal year will be $100,000, both subject to upward adjustment in amounts to reflect changes in the Consumer Price Index for all Urban Consumers (1967=100) as published by the Department of Labor, Bureau of Labor Statistics or in the absence of such publication the most comparable index published subsequent to February 1994.

Bonuses may be earned under the Bonus Plan based upon year-to-year percentage increases in Continuing Pre-Tax Income. In its discretion, the Compensation Committee may establish a target bonus for a participant in the Bonus Plan subject to the maximum bonus limitations described above, and the target bonus, if any, need not be a uniform percentage of each participant's base salary. The Compensation Committee may consider a variety of factors, including past performance and expectations for the future, in setting individual target bonuses. The full target bonus may be earned by any participant if Continuing Pre-Tax Income for the fiscal year covered by the bonus increases by 10% over the preceding fiscal year, in accordance with the following formula:

     If Pre-Tax Continuing
       Income Increases
- - - - -------------------------------      The Bonus as a
                    To Not           Percent of the
     From          More Than      Target Bonus Will Be
- - - - --------------  ---------------  -----------------------
      0%              8%                   0%
      8%              9%                   80%
      9%              10%                  90%
     10%              11%                 100%
     11%              12%                 110%
     12%              13%                 120%
     13%              14%                 130%
     14%              15%                 140%
  More Than
     15%                                  150%

The amount of the target bonus, if any, for each officer who is eligible to participate in the Bonus Plan will be established by the Compensation Committee prior to the commencement of the employee's service for the fiscal year for which the bonus will be paid. Notwithstanding the establishment of the target, however, the Compensation Committee will have the discretion to evaluate each participant's performance during each year, and the bonus for the year paid under the Bonus Plan for any participant may be less than the amount that would have been payable under the preceding formula.

The Compensation Committee will certify in writing the degree of achievement of the earnings goals after the year is ended, and no amounts will be paid to participants under the Bonus Plan until such certification by the Compensation Committee has been completed.

                              STOCKHOLDER PROPOSAL

Proposed Redemption of Preferred Stock Purchase Rights:

Amalgamated Bank of New York, 11-15 Union Square, New York, NY 10003, which is a stockholder of record of 4,300 shares, has advised that it intends to introduce the following resolution at the meeting:

     'RESOLVED: That the stockholders of Rite Aid Corporation request the Board of Directors to redeem preferred stock purchase rights issued in 1989 unless such issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the stockholders to be held as soon as may be practicable.'

The reasons given by such stockholders in support of such resolution are as follows:

     'On April 5, 1989, the Board of Directors of Rite Aid declared, without stockholder approval, a dividend of preferred stock purchase rights. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures stockholders by reducing management accountability and adversely affecting stockholder value.

     'The stockholders of the Company believe that the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company, the stockholders do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill.

     'Rather, we believe the stockholders should have the right to vote on the necessity of such a powerful tool which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

     'The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders states that 'empirical tests, taken together, show that poison pills are harmful to target shareholders, on net.' Another, more recent study by Professor Michael Ryngaert published in 1988 (covering 380 companies adopting poison pills in the period 1982-1986) singled out rights plans such as the Company's for their negative effect on stockholder value.

     'We believe that the Company's performance is unsatisfactory. According to the Company's proxy statement for its 1993 Annual Meeting of Stockholders, Rite Aid has been increasingly and significantly underperforming its designated industry peer group since 1989 based on a comparison of cumulative total returns. In addition, out of 1,000 companies studied by the United Shareholders of America in 1993 (evaluating companies on the basis of long and short-term returns to stockholders, stockholder rights policies and linkage of executive compensation to stock performance), Rite Aid was rated in the lower half at number 515.

     'We believe that in light of what can at best be described as the debatable economic benefit of the Company's rights plan and the undeniably undemocratic way in which it was adopted by the Company, the rights should either be redeemed or voted on by stockholders.'

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

The Stockholder Proposal is intended to encourage the Company's Board of Directors to redeem the Preferred Stock Purchase Rights that all stockholders possess under the Company's Stockholder Rights Plan (the 'Rights Plan'). The Board believes redemption of the Rights at this time would remove valuable protections for stockholders and eliminate an important tool designed to protect your interests and could deprive you of substantial economic benefits in the future.

What Rights Plans Do

Stockholder rights plans were developed in the 1980's to counter a wide range of coercive tactics which had become common in hostile takeovers. A key function of a rights plan is to encourage bidders to negotiate with the board of the target company, resulting in better offers for all stockholders. Rights plans give boards time to evaluate offers, investigate alternatives, and take steps necessary to maximize value for all stockholders.

A consensus has gradually emerged among many major United States corporations that rights plans help inhibit abusive conduct and assist directors in fulfilling their fiduciary duty to all stockholders. A substantial number of companies of all sizes have found adoption of a rights plan to be a prudent step to take to protect stockholder interests even though they were not the subject of current takeover bids.

Rights plans do not preclude corporate takeovers. Many corporations which adopted rights plans were later acquired by others. The Company's Rights Plan encourages any individual or group seeking to acquire at least 15% of the Company's stock (representing more than a

$250 million investment at current market prices) to negotiate with the Company to obtain its approval of the acquisition. This permits the Board of Directors to ensure that the acquisition is fair and in the best interests of all other stockholders.

Responsibility and Accountability

The Board of Directors, elected by and answerable to the stockholders, is charged with the responsibility of protecting your interests. You have the right, with your fellow stockholders, to elect the directors you want to manage your investment in the Company.

The law requires your directors to exercise their independent judgment in directing the Company's management. In deciding to adopt the Rights Plan in 1989, your directors sought, received and carefully weighed information and advice from experienced, independent legal and financial advisors. The Board also drew on its collective experience with many other corporations and situations and its intimate knowledge of the Company's own business, prospects and circumstances.

The Board of Directors believes the Rights Plan is serving its purpose to protect against abusive tactics and increase the Board's ability to ensure that stockholders receive maximum value for their Company stock.

                         PROPOSALS OF SECURITY HOLDERS

All proposals of any stockholder of the Company which the holder desires be presented at the next Annual Meeting of Stockholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than January 7, 1995. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

                              INDEPENDENT AUDITORS

KPMG Peat Marwick performed the customary auditing services for the fiscal year ended February 26, 1994, and has been selected to perform these services for the next fiscal year. A representative of KPMG Peat Marwick is expected to be present at the Meeting and will be available to respond to questions from the floor and will be afforded an opportunity to make any statement which he may deem appropriate.

                            SOLICITATION OF PROXIES

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. It is not anticipated that anyone will be specifically engaged by the Company or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

                           ANNUAL REPORT ON FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, AT THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THOMAS COOGAN, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                              RITE AID CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 7, 1994
                       THIS PROXY IS SOLICITED ON BEHALF
                           OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Alex Grass and Martin Grass or either one of them, as proxies, with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the 'Company') which the undersigned would be entitled to vote if personally present at the Annual Meeting of stockholders of the Company to be held at the Harrisburg Hilton and Towers, One
N. Second Street, Harrisburg, Pennsylvania at 11:00 o'clock a.m., on July 7, 1994, or at any adjournments or postponements thereof:

                                                     (continued on reverse side)

       PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

                                                                                FOR ALL NOMINEES	WITHHOLD
                                                                                EXCEPT NOMINEE(S)       AUTHORITY
										WRITTEN IN THE          TO VOTE FOR
										SPACE BELOW             ALL NOMINEES
(1) Election of Directors. Franklin Brown, Martin Grass, Preston Robert Tisch

    _________________________________________________________________________        [ ]         [ ]        [ ]



(2) To amend the Company's 1990 Omnibus Stock Incentive Plan                         For       Against	  Abstain

                                                                                     [ ]         [ ]        [ ]


(3) To approve the Company's 1994 Performance-Based Bonus Plan                       For       Against	  Abstain

                                                                                     [ ]         [ ]        [ ]


(4) To consider a stockholder proposal to redeem preferred		             For       Against	  Abstain
    Stock purchase rights issued in 1989 unless issuance is
    approved by the stockholders                                                     [ ]         [ ]        [ ]

                                                       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR IF NO
                                                       SPECIFICATIONS ARE MADE, WILL BE VOTED FOR THE ELECTION OF THE ABOVE NOMINEES
                                                       FOR DIRECTOR, FOR THE AMENDMENT TO THE COMPANY'S 1990 STOCK INCENTIVE PLAN,
                                                       FOR THE APPROVAL OF THE COMPANY'S 1994 PERFORMANCE-BASED BONUS PLAN AND
                                                       AGAINST THE STOCKHOLDER PROPOSAL AND THE NAMED PROXIES WILL USE THEIR
                                                       DISCRETION TO VOTE ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE
                                                       MEETING.

                                                       THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND
                                                       PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY
                                                       SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER'S NAME IS SET
                                                       FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY
                                                       OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

                                                       Signature of Stockholder_____________________________________________________

                                                       Dated: _______________________________________________________________ , 1994

                                                       Note: When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.